Exhibit 99.1

Cincinnati Bell Completes Acquisition of Data Center Operator CyrusOne

Combined Operations Form Best-in-Class Colocation Portfolio

CINCINNATI—June 11, 2010—Cincinnati Bell Inc. (NYSE: CBB) today announced the completion of its acquisition of data center operator CyrusOne from ABRY Partners in a cash transaction valued at approximately $525 million. CyrusOne is the largest data center colocation company in Texas and provides premier colocation services to Fortune 500 companies.

The acquisition increases the scale and scope of Cincinnati Bell’s data center operations by adding seven best-in-class data centers in Houston, Dallas, and Austin with a total of 174,000 square feet of data center capacity. As a result, Cincinnati Bell’s Technology Solutions segment will have a combined total of 620,000 square feet of data center capacity in 17 best-in-class facilities, and, based on annualized first quarter 2010 results, combined operating income of approximately $56 million and adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA1) of approximately $93 million.

“The acquisition of CyrusOne is an important step in our long-term strategy of becoming the preferred global data center colocation provider to Fortune 1000 companies,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell. “With more than 600,000 square feet of high quality data center space and almost $100 million of Adjusted EBITDA, we believe the combined data center business of Cincinnati Bell and CyrusOne makes us one of the largest data center companies in the U.S. and strongly positions us to help large enterprise customers manage their global data center requirements with highly cost-efficient and flexible solutions.”

Dave Ferdman, founder and chief executive officer of CyrusOne, added, “Our customers have been asking us to expand outside of Texas for years, and until now we have been reluctant to do so as we didn’t have the size and scale that we now have with Cincinnati Bell. We are looking forward to accelerating the growth of our business and believe this combination will offer our customers the opportunity to grow with us internationally as we create a global data center business.”

Cincinnati Bell announced its agreement to acquire CyrusOne on May 12, 2010. In connection with this transaction, Cincinnati Bell entered into new long-term senior credit facilities, comprised of a $210 million secured revolving credit facility and a $760 million secured term loan credit facility.

Use of Non-GAAP Financial Measures

This press release contains information regarding adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP financial measure used by Cincinnati Bell management when evaluating results of operations and cash flow. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. A detailed reconciliation of Adjusted EBITDA to the comparable GAAP financial measure is included with this press release.

[1]	Adjusted EBITDA provides a useful measure of operational performance. The company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, restructuring charges, asset impairments, and other special items.

Adjusted EBITDA should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, entertainment and wireless services—that help keep residential and business customers in Greater Cincinnati connected with each other and with the world. In addition, businesses ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: changing market conditions and growth rates within the telecommunications industry or generally within the overall economy; changes in competition in markets in which the company operates; pressures on the pricing of company products and services; advances in telecommunications technology; the ability to generate sufficient cash flow to fund the company’s business plan, repay the company’s debt and interest obligations, and maintain its networks; the ability to refinance indebtedness when required on commercially reasonable terms; changes in the telecommunications regulatory environment; changes in the demand for the company’s services and products; the demand for particular products and services within the overall mix of products sold, as the company’s products and services have varying profit margins; the company’s ability to introduce new service and product offerings on a timely and cost effective basis; work stoppage caused by labor disputes; restrictions imposed under various credit facilities and debt instruments; the company’s ability to attract and retain highly qualified employees; the company’s ability to access capital markets and the successful execution of restructuring initiatives; changes in the funded status of the company’s retiree pension and healthcare plans; disruption in operations caused by a health pandemic, such as the H1N1 influenza virus; changes in the company’s relationships with current large customers, a small number of whom account for a significant portion of company revenue; and disruption in the company’s back-office information technology systems, including its billing system. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as of June 11, 2010. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

Investor/Media Contact:

Cincinnati Bell Inc.

Kurt Freyberger, 513-397-1055

kurt.freyberger@cinbell.com

###

Cincinnati Bell Inc.

Reconciliation of CyrusOne Operating income to Adjusted EBITDA
(Unaudited)
(Dollars in millions)
Three months ended March 31, 2010
Operating Income (GAAP) for the first quarter 2010	$7
Add:
Depreciation and amortization	3

Adjusted EBITDA (Non-GAAP) for the first quarter 2010	$10

Annualized Adjusted EBITDA based on the first quarter 2010	$41

Reconciliation of Cincinnati Bell's Technology Solutions Segment
Operating Income to Adjusted EBITDA
(Unaudited)
(Dollars in millions)
Three months ended March 31, 2010
Operating Income (GAAP) for the first quarter 2010	$7
Add:
Depreciation and amortization	6

Adjusted EBITDA (Non-GAAP) for the first quarter 2010	$13

Annualized Adjusted EBITDA based on the first quarter 2010	$52